Exhibit 99.1

Praxair Reports Second-Quarter Results

  Sales of $2.1 billion down 26% from prior year; down 12% ex-currency and cost pass-through. Sequentially, sales were even with the first quarter.
  Operating profit margin increased to 20.9% from cost reduction and ongoing productivity savings
  Diluted EPS of 96 cents down 11% from prior year and up 3% from first quarter
  Strong cash flow from operations of $563 million
  Third-quarter diluted EPS guidance of $.95 to $1.00; full-year $3.85 to $4.05

DANBURY, Conn.--(BUSINESS WIRE)--July 29, 2009--Praxair, Inc. (NYSE:PX) reported net income attributable to Praxair and diluted earnings per share of $299 million and 96 cents, respectively, in the second quarter, compared to $349 million and $1.08 in the second quarter of 2008.

Reported sales in the second quarter were $2,138 million, 26% below $2,878 million in the second quarter of 2008. Underlying sales were 12% below the prior year, excluding the negative effects of foreign currency and cost pass-through. Overall volumes declined by 14%, and were partially offset by higher pricing.

Operating profit in the second quarter was $447 million, 18% below the prior-year period and sequentially unchanged from the first quarter. Operating margin improved to 20.9% as cost reductions more than offset volume declines.

The company generated strong cash flow from operations of $563 million in the quarter which funded $370 million of capital expenditures, supporting the construction of new production plants around the world under long-term contracts for customers. The company repurchased $64 million of stock, net of issuances, and paid $123 million of dividends. The after-tax return-on-capital ratio and return on equity for the quarter were 13.8%, and 27.5%, respectively.*

Commenting on the results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “Challenging economic conditions persisted globally in the quarter, resulting in overall volumes on par with the first quarter. We have begun to see pockets of sequential improvement in Asia and South America, where economic activity appears to be reacting positively to fiscal and monetary stimulus programs. In Europe and North America, the overall industrial environment remains very weak, although volumes appear to have stabilized.

“We have held a tight rein on costs, and have continued to realize savings from our ongoing productivity initiatives. These actions have offset a substantial amount of the impact of lower volumes and will give us significant operating leverage when volume growth resumes. In spite of the uncertain economic environment, we are continuing to evaluate a large number of new project proposals, and we signed several new contracts this quarter for on-site projects in emerging economies.”

For the third quarter of 2009, Praxair expects diluted earnings per share in the range of 95 cents to $1.00.

For the full year of 2009, Praxair expects sales to be in the area of $9 billion. The company expects diluted earnings per share to be in the range of $3.85 to $4.05. Full-year capital expenditures are expected to be in the area of $1.4 billion, supporting the construction of 42 on-site production plants under contract which will come on-stream in 2009 through 2011.

The following provides additional detail on second-quarter 2009 results by geographic region and for Praxair Surface Technologies.

In North America, second-quarter sales were $1,120 million, 29% below the second quarter of 2008. Excluding the negative effect of currency and cost pass-through, underlying sales declined 15% due to lower volumes, partially offset by higher overall pricing. Higher refinery hydrogen volumes were offset by lower volumes to chemicals, metals, electronics and manufacturing markets. Operating profit of $264 million was only 4% below the prior-year quarter due to significantly lower fixed and variable costs.

In Europe, second-quarter sales were $306 million, 25% below the prior year. Negative currency translation effects reduced sales by 14%. Underlying sales were 11% below the prior year due to lower volumes in most end markets. Sequentially, overall volumes were relatively stable compared to the first quarter. Operating profit was $61 million in the quarter, compared to $99 million in the prior-year quarter due to lower volumes and currency effects.

In South America, second-quarter sales were $395 million, 23% below the prior-year period, primarily due to the negative impact of currency translation which reduced sales by 19%. Underlying sales were 5% below the prior-year quarter. Sales to food and beverage and healthcare markets were relatively stable. Sales to metals and manufacturing markets were weak compared to the prior year, but showed modest sequential improvement. Operating profit in the second quarter was $70 million as compared to $102 million in the prior-year period, as higher pricing and cost reduction were offset by negative currency effects.

Sales in Asia were $199 million in the quarter, 14% below the 2008 quarter. Excluding negative currency translation effects, sales declined 5% on a year-over-year basis. Sales grew 11% from the first quarter, as business conditions improved in manufacturing, metals and electronics markets. Operating profit was $33 million, down 18% from the prior-year quarter but up 27% sequentially.

Praxair Surface Technologies had second-quarter sales of $118 million versus $153 million in the prior-year quarter. Excluding the negative impact of currency translation, sales were 14% below the prior-year quarter. Strong coatings volumes for jet engines and natural gas turbines were more than offset by lower coatings for general manufacturing markets in the U.S. and Europe. Operating profit was $19 million in the quarter versus $27 million in the prior-year period and $22 million in the first quarter of 2009. The July 1 acquisition of Sermatech International, a global supplier of protective coatings and advanced processes used on industrial and aviation gas turbines, will expand Praxair Surface Technologies’ product offerings for jet engines and industrial gas turbines beginning in the third quarter of this year.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2008 sales of $10.8 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures related to after-tax return-on-capital; return-on-equity; and debt-to-capital ratios.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures

A teleconference on Praxair’s second-quarter results is being held this morning, July 29, at 11:00 a.m. Eastern Time. The number is (857) 350-1591 -- Passcode: 69882993. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (a)
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2009	2008	2009	2008

SALES (b)	$2,138	$2,878	$4,261	$5,541
Cost of sales	1,190	1,748	2,385	3,343
Selling, general and administrative	265	341	530	676
Depreciation and amortization	207	216	406	426
Research and development	18	24	36	48
Pension settlement charge (c)	-	-	-	17
Other income (expense) - net	(11)	(6)	(15)	(6)
OPERATING PROFIT	447	543	889	1,025
Interest expense - net	33	52	68	99
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	414	491	821	926
Income taxes	109	137	223	259
INCOME BEFORE EQUITY INVESTMENTS	305	354	598	667
Income from equity investments	6	8	11	17
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	311	362	609	684
Less: noncontrolling interests	(12)	(13)	(20)	(28)
NET INCOME - PRAXAIR, INC.	$299	$349	$589	$656

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share	$0.97	$1.11	$1.91	$2.09

Diluted earnings per share	$0.96	$1.08	$1.89	$2.04

Cash dividends	$0.40	$0.375	$0.80	$0.75

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	307,957	315,312	307,887	314,624
Diluted shares outstanding (000's)	312,429	322,088	312,021	321,245

(a)	Effective January 1, 2009 Praxair adopted statement of financial accounting standards No. 160 (SFAS 160), "Noncontrolling interests in Consolidated Financial Statements" and reclassified 2008 amounts to conform to the current year presentation. SFAS 160 requires noncontrolling interests (previously referred to as minority interests) to be included in net income in the consolidated statement of income. Per share data remains unchanged and is based upon "Net Income - Praxair, Inc."

(b)	Sales for the 2009 quarter and year-to-date periods decreased $144 million and $203 million, respectively, due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date period decreased $262 million and $512 million, respectively, due to currency effects versus 2008.

(c)	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	June 30,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$33	$32
Accounts receivable - net	1,555	1,604
Inventories	423	445
Prepaid and other current assets	181	220
TOTAL CURRENT ASSETS	2,192	2,301

Property, plant and equipment - net	8,435	7,922
Goodwill	1,953	1,909
Other intangibles - net	119	121
Other long-term assets	887	801
TOTAL ASSETS	$13,586	$13,054

LIABILITIES AND EQUITY
Accounts payable	$721	$820
Short-term debt	393	642
Current portion of long-term debt	692	674
Other current liabilities	670	843
TOTAL CURRENT LIABILITIES	2,476	2,979

Long-term debt	4,022	3,709
Other long-term liabilities	2,142	2,055
TOTAL LIABILITIES	8,640	8,743

EQUITY (a)
Praxair, Inc. shareholders' equity	4,638	4,009
Noncontrolling Interests	308	302
TOTAL EQUITY	4,946	4,311
TOTAL LIABILITIES AND EQUITY	$13,586	$13,054

(a)	SFAS 160 requires noncontrolling interests (previously referred to as minority interests) to be classified as a separate component of equity in the consolidated balance sheets. 2008 amounts have been reclassified to conform to the current year presentation.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2009	2008	2009	2008
OPERATIONS (a)
Net income - Praxair, Inc.	$299	$349	$589	$656
Noncontrolling interests	12	13	20	28
Net income (including noncontrolling interests)	311	362	609	684

Depreciation and amortization	207	216	406	426
2008 Cost reduction program, payments	(10)	-	(28)	-
Accounts receivable	(47)	(85)	47	(269)
Inventory	(1)	(24)	19	(33)
Payables and accruals	13	37	(246)	95
Pension contributions	(1)	(2)	(9)	(13)
Other	91	(115)	114	(122)
Net cash provided by operating activities	563	389	912	768

INVESTING
Capital expenditures	(370)	(380)	(663)	(724)
Acquisitions	(9)	(30)	(11)	(70)
Divestitures and asset sales	8	30	13	46
Net cash used for investing activities	(371)	(380)	(661)	(748)

FINANCING
Debt (decrease) increase - net	(14)	27	57	356
Issuances of common stock	21	88	37	154
Purchases of common stock	(85)	(39)	(85)	(332)
Cash dividends - Praxair, Inc. shareholders	(123)	(119)	(246)	(236)
Excess tax benefit on stock option exercises	3	39	6	44
Noncontrolling interest transactions and other	(19)	(1)	(22)	-
Net cash used for financing activities	(217)	(5)	(253)	(14)

Effect of exchange rate changes on cash and
cash equivalents	4	2	3	4

Change in cash and cash equivalents	(21)	6	1	10
Cash and cash equivalents, beginning-of-period	54	21	32	17

Cash and cash equivalents, end-of-period	$33	$27	$33	$27

(a)	SFAS 160 requires that the reconciliation of net income to net cash provided by operating activities begin with net income including noncontrolling interests. 2008 amounts have been reclassified to conform to the current year presentation.

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

		Quarter Ended		Year to Date
		June 30,		June 30,
		2009	2008	2009	2008
	SALES
	North America (a)	$1,120	$1,573	$2,284	$3,027
	Europe (b)	306	406	609	796
	South America (c)	395	514	748	980
	Asia (d)	199	232	379	443
	Surface Technologies (e)	118	153	241	295
	Total sales	$2,138	$2,878	$4,261	$5,541

	OPERATING PROFIT
	North America (a)	$264	$275	$520	$537
	Europe (b)	61	99	124	186
	South America (c)	70	102	145	191
	Asia (d)	33	40	59	77
	Surface Technologies	19	27	41	51
	Segment operating profit	447	543	889	1,042
	Pension settlement charge	-	-	-	(17)
	Total operating profit	$447	$543	$889	$1,025

(a)	North American 2009 sales for the quarter and year-to-date periods decreased $145 million and $209 million, respectively, due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date periods decreased $73 million and $151 million, respectively, due to currency effects versus 2008.
(b)	European 2009 sales for the quarter and year-to-date periods decreased $1 million and $5 million, respectively, due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date periods decreased $57 million and $93 million, respectively, due to currency effects versus 2008.
(c)	South American 2009 sales for the quarter and year-to-date periods increased $3 million and $6 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date periods decreased $97 million and $204 million, respectively, due to currency effects versus 2008.
(d)	Asian 2009 sales for the quarter and year-to-date periods decreased $1 million and increased $5 million, respectively, due to cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date periods decreased $21 million and $42 million, respectively, due to currency effects versus 2008.
(e)	Surface Technologies 2009 sales for the quarter and year-to-date periods decreased $14 million and $22 million, respectively, due to currency effects versus 2008.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2009		2008
	Q2	Q1	Q4	Q3	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,138	$2,123	$2,403	$2,852	$2,878	$2,663
Cost of sales	1,190	1,195	1,418	1,734	1,748	1,595
Selling, general and administrative	265	265	295	341	341	335
Depreciation and amortization	207	199	206	218	216	210
Research and development	18	18	25	24	24	24
Cost reduction program and other charges	-	-	177	-	-	-
Pension settlement charge	-	-	-	-	-	17
Other income (expenses) – net	(11)	(4)	32	9	(6)	-
Operating profit	447	442	314	544	543	482
Interest expense - net	33	35	49	50	52	47
Income taxes	109	114	67	139	137	122
Income from equity investments	6	5	8	11	8	9
Net income (including noncontrolling interests)	311	298	206	366	362	322
Less: noncontrolling interests	(12)	(8)	(6)	(11)	(13)	(15)
Net income - Praxair, Inc.	$299	$290	$200	$355	$349	$307

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$0.96	$0.93	$0.64	$1.11	$1.08	$0.96
Cash dividends per share	$0.40	$0.40	$0.375	$0.375	$0.375	$0.375
Diluted weighted average shares outstanding (000's)	312,429	311,311	310,719	319,505	322,088	320,409

FROM THE BALANCE SHEET
Total debt	$5,107	$5,045	$5,025	$4,944	$4,596	$4,574
Total capital (a)	10,053	9,420	9,336	10,142	10,584	10,127
Debt-to-capital ratio (a)	50.8%	53.6%	53.8%	48.7%	43.4%	45.2%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$563	$349	$640	$630	$389	$379
Capital expenditures	370	293	482	405	380	344
Acquisitions	9	2	25	35	30	40
Cash dividends	123	123	115	117	119	117

OTHER INFORMATION
Number of employees	26,139	26,533	26,936	27,957	27,999	27,948
After-tax return on capital (ROC) (a)	13.8%	13.8%	14.7%	15.5%	15.4%	14.8%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	27.5%	28.7%	28.2%	26.9%	25.7%	24.6%

SEGMENT DATA
SALES
North America	$1,120	$1,164	$1,355	$1,557	$1,573	$1,454
Europe	306	303	322	384	406	390
South America	395	353	382	527	514	466
Asia	199	180	209	239	232	211
Surface Technologies	118	123	135	145	153	142
Total sales	$2,138	$2,123	$2,403	$2,852	$2,878	$2,663
OPERATING PROFIT
North America	$264	$256	$267	$274	$275	$262
Europe	61	63	83	96	99	87
South America	70	75	87	111	102	89
Asia	33	26	34	38	40	37
Surface Technologies	19	22	20	25	27	24
Segment operating profit	447	442	491	544	543	499
Cost reduction program and other charges	-	-	(177)	-	-	-
Pension settlement charge	-	-	-	-	-	(17)
Total operating profit	$447	$442	$314	$544	$543	$482

(a) Non-GAAP measure, see Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. 2008 adjusted operating profit, net income - Praxair, Inc. and diluted EPS are adjusted for the impact of the 2008 fourth quarter cost reduction program and other charges and the 2008 first quarter pension settlement charge which helps investors understand underlying performance on a comparable basis.

		2009		2008
		Q2	Q1	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

	Total debt	$5,107	$5,045	$5,025	$4,944	$4,596	$4,574
	Equity:
	Praxair, Inc. shareholders' equity	4,638	4,073	4,009	4,891	5,671	5,209
	Noncontrolling interests	308	302	302	307	317	344
	Total equity	4,946	4,375	4,311	5,198	5,988	5,553
	Total Capital	$10,053	$9,420	$9,336	$10,142	$10,584	$10,127

	Debt to capital ratio	50.8%	53.6%	53.8%	48.7%	43.4%	45.2%

After-tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

	Adjusted operating profit (a)	$447	$442	$491	$544	$543	$499

	Less: income taxes	(109)	(114)	(67)	(139)	(137)	(122)
	Less: tax benefit on cost reduction program and other charges (b)	-	-	(59)	-	-	-
	Less: tax benefit on pension settlement charge (c)	-	-	-	-	-	(6)
	Less: tax benefit on interest expense	(9)	(10)	(14)	(14)	(15)	(13)
	Add: income from equity investments	6	5	8	11	8	9
	Net operating profit after-tax (NOPAT)	$335	$323	$359	$402	$399	$367

	Beginning capital	$9,420	$9,336	$10,142	$10,584	$10,127	$9,655
	Ending capital	$10,053	$9,420	$9,336	$10,142	$10,584	$10,127
	Average capital	$9,737	$9,378	$9,739	$10,363	$10,356	$9,891

	ROC %	3.4%	3.4%	3.7%	3.9%	3.9%	3.7%

	ROC % (annualized)	13.8%	13.8%	14.7%	15.5%	15.4%	14.8%

Return on Praxair, Inc. Shareholder's equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

	Adjusted net income - Praxair, Inc. (a)	$299	$290	$314	$355	$349	$318

	Beginning Praxair, Inc. shareholders' equity	$4,073	$4,009	$4,891	$5,671	$5,209	$5,142
	Ending Praxair, Inc. shareholders' equity	$4,638	$4,073	$4,009	$4,891	$5,671	$5,209
	Average Praxair, Inc. shareholders' equity	$4,356	$4,041	$4,450	$5,281	$5,440	$5,176

	ROE %	6.9%	7.2%	7.1%	6.7%	6.4%	6.1%

	ROE % (annualized)	27.5%	28.7%	28.2%	26.9%	25.7%	24.6%

(a)	2008 Adjusted Operating profit, Net income - Praxair, Inc. and Diluted EPS

				Fourth Quarter			First Quarter
				2008			2008
	Reported operating profit			$314			$482
	Add: cost reduction program and other charges (b)			177			-
	Add: pension settlement charge (c)			-			17
	Adjusted operating profit			$491			$499

	Reported net income - Praxair, Inc.			$200			$307
	Add: cost reduction program and other charges (b)			114			-
	Add: pension settlement charge (c)			-			11
	Adjusted net income - Praxair, Inc.			$314			$318

	Diluted weighted average shares			310,719			320,409

	Reported diluted EPS			$0.64			$0.96
	Add: cost reduction program and other charges (b)			0.37			-
	Add: pension settlement charge (c)			-			0.03
	Adjusted diluted EPS			$1.01			$0.99

(b)	The 2008 quarter includes cost reduction program and other charges of $177 million ($114 million after-tax and noncontrolling interests, or $0.37 per diluted share).

(c)	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer.

CONTACT:
Praxair, Inc.
Media:
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors:
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com